SUB-ITEM 77D

                               MFS SERIES TRUST II

MFS Emerging Growth Fund, a series of MFS Series Trust II, removed disclosure regarding issuer concentration, as deleted from the prospectus contained in Post-Effective Amendment No. 34 to the Registration Statement (File Nos. 33-7637 and 811-4775), as filed with the Securities and Exchange Commission via EDGAR on March 28, 2003. Such prospectus is incorporated herein by reference.

MFS Emerging Growth Fund and MFS Large Cap Growth Fund, series of MFS Series Trust II, added disclosure regarding the percentage limitation of short sales to 5% of net assets, as described in the statement of additional information contained in Post-Effective Amendment No. 34 to the Registration Statement (File Nos. 33-7637 and 811-4775), as filed with the Securities and Exchange Commission via EDGAR on March 28, 2003. Such description is incorporated herein by reference.